EXHIBIT 10.12
SKYWARD SPECIALTY INSURANCE GROUP, INC.
PERFORMANCE UNIT AGREEMENT UNDER THE SKYWARD SPECIALTY INSURANCE GROUP, INC. 2022 LONG-TERM INCENTIVE PLAN
(COMBINED RATIO)
Name of Grantee:
This Notice evidences the award of cash-settled performance stock units (each, an “PU,” and collectively, the “PUs”) of Skyward Specialty Insurance Group, Inc., a Delaware corporation (the “Company”), that have been granted to you pursuant to the Skyward Specialty Insurance Group, Inc. 2022 Long-Term Incentive Plan (the “Plan”) and conditioned upon your agreement to the terms of the attached Performance Unit Agreement (the “Agreement”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. Each PU is equivalent in value to the dollar value provided for in this Notice, subject to the terms of the Agreement and the Plan. The PUs are credited to a separate account maintained for you on the books and records of the Company (the “Account”). All amounts credited to the Account will continue for all purposes to be part of the general assets of the Company.
Grant Date:        [February___, 2023]
Dollar Value per PU:        $100 per PU
Performance Period:    [January 1, 2023 to December 31, 2025, with separate Measurement Periods (as defined in Exhibit A)]. Notwithstanding the foregoing, upon the occurrence of a Change in Control, the Performance Period shall consist of the period beginning on January 1, 2023 and ending on the closing date of the Change in Control.
Target Number of PUs:        [ ], subject to adjustment as provided by the Agreement
Maximum Number of PUs:        [ ], subject to adjustment as provided by the Agreement
Vesting Schedule: All of the PUs are nonvested and forfeitable as of the Grant Date. Subject to the terms of the Agreement, so long as your Service is continuous from the Grant Date through the applicable date upon which the Vesting Date is scheduled to occur, the number of PUs vested will be based on the Performance Goals as stated in Exhibit A. In the event your Service is terminated (A) due to death or Total and Permanent Disability, (B) due to Retirement, or (C) without Cause in connection with a Change in Control, you will become vested as set forth in Section 3 of the Agreement.

Skyward Specialty Insurance Group, Inc.	Date

I acknowledge that I have carefully read the Agreement and the prospectus for the Plan. I agree to be bound by all of the provisions set forth in those documents. I also consent to electronic delivery of all notices or other information with respect to the PUs or the Company.

Signature of Grantee	Date

EXHIBIT 10.12
SKYWARD SPECIALTY INSURANCE GROUP, INC.
PERFORMANCE UNIT AGREEMENT UNDER THE SKYWARD SPECIALTY INSURANCE GROUP, INC. 2022 LONG-TERM INCENTIVE PLAN
1.Terminology. Unless otherwise provided in this Agreement, capitalized terms used herein are defined in the Glossary at the end of this Agreement.
2. Vesting. All of the PUs are nonvested and forfeitable as of the Grant Date. So long as your Service is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur, the PUs will become vested and nonforfeitable in accordance with the vesting schedule set forth in the Notice. Except for the circumstances, if any, described in the Notice, none of the PUs will become vested and nonforfeitable after your Service ceases.
3.Termination of Employment or Service. Unless otherwise provided in the Notice, if your Service with the Company ceases for any reason, all PUs that are not then vested and nonforfeitable will be forfeited to the Company immediately and automatically upon such cessation without payment of any consideration therefor and you will have no further right, title or interest in or to such PUs or the underlying cash amount.
(a.)Termination of Employment or Service due to death or Total and Permanent Disability. In the event your Service is terminated due to your death or Total and Permanent Disability, the number of PUs that vest will be calculated by using the actual performance for any completed Measurement Periods as of the termination date and target performance achievement for any partial Measurement Periods outstanding as of the termination date. For the avoidance of doubt, any Measurement Periods that are scheduled to begin after the date in which the termination due to your death or Total and Permanent Disability occurs will not be included in the average calculation for purposes of determining level of performance achievement.
(b.)Termination of Employment or Service in connection with a Change in Control. In the event your Service is terminated without Cause immediately before and contingent upon a Change in Control, the number of PUs that vest will be calculated by using the actual performance for any completed Measurement Periods as of the termination date and full target performance achievement for the Measurement Period in which the Change in Control occurs.
4.Restrictions on Transfer. Neither this Agreement nor any of the PUs may be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and the PUs shall not be subject to execution, attachment or similar process. All rights with respect to this Agreement and the PUs shall be exercisable during your lifetime only by you or your guardian or legal representative. Notwithstanding the foregoing, the PUs may be transferred upon your death by last will and testament or under the laws of descent and distribution.
5.Settlement of PUs.
(a.)Manner of Settlement. You are not required to make any monetary payment (other than applicable tax withholding, if required) as a condition to settlement of the PUs. Unless otherwise provided by the Administrator in accordance with the Plan, the Company will issue to you, in settlement of your PUs and subject to the provisions of Section 6 below, a lump sum cash amount equal to (A) the dollar value of one PU as set forth in the Notice on the date of settlement, multiplied by (B) the number of whole PUs that become vested, and such vested PUs will terminate and cease to be outstanding upon cash settlement.
(b.)Timing of Settlement. Your PUs will be settled by the Company, in cash, as described herein, on the date that the PUs become vested and nonforfeitable. However, if a scheduled issuance date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal executive offices of the Company are open for business.
6.Tax Withholding. On or before the time you receive a cash distribution subject to your PUs, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the cash payment issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with your PUs.

EXHIBIT 10.12
7.Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any nonvested and forfeitable PUs or any other adverse effect on your interests under the Plan.
8.Clawback upon Breach of Non-solicitation or Confidentiality Covenants. As a condition to this Agreement, you will be required to enter into an agreement with the Company containing such confidentiality, non-solicitation, and/or other provisions as the Company may adopt and approve from time to time. If the Administrator determines that you have breached such agreement: (i) all unvested or unsettled PUs will be forfeited; and (ii) you shall, within ten (10) days of notice of the Administrator’s determination of such breach, repay all cash paid in settlement of the PUs within twelve (12) months preceding your termination from Service. The forfeiture and clawback rights in this Section are in addition to, and not in substitution of, any rights of repurchase or other recoupment rights the Company may have.
9.The Company’s Rights. The existence of the PUs shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the PUs or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
10.Restrictions on Settlement. Only to the extent applicable, the settlement of the PUs shall be subject to and in compliance with all applicable requirements of federal, state, or foreign law with respect to such securities. As a condition to the settlement of the PUs, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.
11.Notices. All notices and other communications made or given pursuant to this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company, or in the case of notices delivered to the Company by you, addressed to the Administrator, care of the Company for the attention of its Secretary at its principal executive office or, in either case, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award of PUs by electronic means or to request your consent to participate in the Plan or accept this award of PUs by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
12.Entire Agreement. This Agreement, together with the relevant Notice and the Plan, contain the entire agreement between the parties with respect to the PUs granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the PUs granted hereunder shall be void and ineffective for all purposes.
13.Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the PUs as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

EXHIBIT 10.12
14. 409A Savings Clause. This Agreement and the PUs granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b) (4). In administering this Agreement, the Company shall interpret this Agreement in a manner consistent with such exemption. Notwithstanding the foregoing, if it is determined that the PUs fail to satisfy the requirements of the short-term deferral rule and are otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2).
15.No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences to you of this award of PUs and shall not be liable to you for any adverse tax consequences to you arising in connection with this award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this award and by signing the Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.
16.Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.
17.No Funding. This Agreement constitutes an unfunded and unsecured promise by the Company to issue a cash payment in the future in accordance with its terms. You have the status of a general unsecured creditor of the Company as a result of receiving the grant of PUs.
18.Effect on Other Employee Benefit Plans. The value of the PUs subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
19.Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions. As a condition of this Agreement, you agree that you will not bring any action arising under, as a result of, pursuant to or relating to, this Agreement in any court other than a federal or state court in the districts which include Delaware, and you hereby agree and submit to the personal jurisdiction of any federal court located in the district which includes Delaware or any state court in the district which includes Delaware. You further agree that you will not deny or attempt to defeat such personal jurisdiction or object to venue by motion or other request for leave from any such court.
20.Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.
21.Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

EXHIBIT 10.12
22.Electronic Delivery of Documents. By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the PUs, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.
23.No Future Entitlement. By your signing the Notice, you acknowledge and agree that: (i) the grant of a cash settled performance stock unit award is a one-time benefit which does not create any contractual or other right to receive future grants of cash settled performance stock units, or compensation in lieu of cash settled performance stock units, even if cash settled performance stock units have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants and the terms thereof will be at the sole discretion of the Compensation Committee; (iii) the value of the cash settled performance stock units is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of the cash settled performance stock units is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of the cash settled performance stock units ceases upon termination of Service with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) the Company does not guarantee any future value of the cash settled performance units; and (vii) no claim or entitlement to compensation or damages arises if the cash settled performance units decrease or do not increase in value and you irrevocably release the Company from any such claim that does arise.
24.Personal Data. For purposes of the implementation, administration and management of the cash settled performance stock units or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving the Company (a “Corporate Transaction”), you consent, by execution of the Notice, to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the cash settled performance stock units or the effectuation of a Corporate Transaction and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage the cash settled performance stock units or effect a Corporate Transaction. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a cash settled performance unit award.
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EXHIBIT 10.12
GLOSSARY
(a.)“Administrator” means the Board of Directors of Skyward Specialty Insurance Group, Inc. or such Compensation Committee or Compensation Committees appointed by the Board to administer the Plan.
(b.)“Affiliate” shall have the meaning set forth in the Plan.
(c.)“Agreement” means this document, as amended from time to time, together with the Plan which is incorporated herein by reference.
(d.)“PU” means the Company’s commitment to pay a cash amount equal to the dollar value of for each performance unit as set forth in the Notice at a future date, subject to the terms of the Agreement and the Plan.
(e.)“Cause” shall have the meaning set forth in the Plan.
(f.)“Change in Control” shall have the meaning set forth in the Plan.
(g.)“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance promulgated thereunder.
(h.)“Company” means Skyward Specialty Insurance Group, Inc. and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Skyward Specialty Insurance Group, Inc.
(i.)“Fair Market Value” has the meaning set forth in the Plan.
(j.)“Grant Date” means the effective date of a grant of PUs made to you as set forth in the relevant Notice.
(k.)“Notice” means the statement, letter or other written notification provided to you by the Company setting forth the terms of a grant of PUs made to you.
(l.)“Plan” means the Skyward Specialty Insurance Group, Inc. 2022 Long-Term Incentive Plan, as amended from time to time.
(m.)“Service” means your employment, service as a non-executive director, or other service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger, or other corporate transaction, the trade, business, or entity with which you are employed or otherwise have a service relationship is not Skyward Specialty Insurance Group, Inc. or its successor or an Affiliate of Skyward Specialty Insurance Group, Inc. or its successor.
(n.)“You” or “Your” means the recipient of the PUs as reflected on the applicable Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the PUs may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

EXHIBIT 10.12
Exhibit A
Performance Goals
The Performance Period is made up of three (3) measurement periods (each a “Measurement Period”), such Measurement Periods to be:

Measurement Period 1 January 1, 2023 to December 31, 2023
Measurement Period 2 January 1, 2024 to December 31, 2024
Measurement Period 3 January 1, 2025 to December 31, 2025
The number of PUs earned shall be determined by reference to the Company’s Combined Ratio, as defined and calculated in the Company’s year-end GAAP financial statements, as certified by the Compensation Committee. The Combined Ratio for the Performance Period shall be determined as a straight-line average of the Combined Ratios at year-end for each of the Measurement Periods.
Participant shall earn the percentage of the targeted number of PUs (such percentage after Threshold level achievement to be interpolated) based on the average Combined Ratio for the Performance Period, as noted below:

Calculated 3-year Average Combined Ratio	% of PSUs Earned
87.5% or greater (Maximum)	150%
88.5%	140%
89.5%	130%
90.5%	120%
91.5%	110%
92.5% (Target)	100%
93.5%	80%
94.5%	60%
95.5% (Threshold)	40%
Less than 95.5	0%